Bow River Capital Evergreen Fund Exhibit 13(c) to Form N-CSR

Policy on Proxy Voting

This Policy on Proxy Voting (“Policy”) is the property of Bow River Capital Asset Management LLC., doing business as Bow River Capital (“Bow River Capital” or the “Company”). Electronic copies of this Policy must be deleted and hardcopies must be returned to the Company if an individual’s association with the Company terminates for any reason.

The policies and procedures set forth herein supersede previous manuals, policies, and procedures.

© 2020 Bow River Capital Asset Management LLC.. All rights reserved.

INTRODUCTION

This Policy on Proxy Voting (the “Policy”) is not a full procedural policy. It is intended to give Associates a general understanding of the Policy, rules and requirements surrounding the voting of proxies at Bow River Capital.

All Associates must abide by this Policy. Associates should speak to the CCO or, in her absence, the CEO or President regarding any questions about this Policy, or if he or she feels that the Policy should be changed or updated.

Capitalized terms are defined in the Definitions section of this Policy.

DEFINITIONS

The following defined terms are used throughout this Manual. Other capitalized terms are defined within specific sections of the Manual.

Advisers Act	The Investment Advisers Act of 1940.
Associates	Bow River Capital’s officers, directors, principals, and employees.
Bow River Capital	Bow River Asset Management, LLC., an investment adviser registered with the SEC.
CCO	Regina M. Watson, Bow River Capital’s Chief Compliance Officer and General Counsel.
CEO	Blair E. Richardson, Bow River Capital’s Chief Executive Officer.
Clients	Funds and co-investment vehicles for which Bow River Capital provides investment advisory services. The underlying Investors in pooled investment vehicles advised by Bow River Capital are not Clients of Bow River Capital.
Funds[1]

Collectively, Bow River Capital Fund II, LP; Bow River Capital Fund III, LP; Bow River Capital Fund IV, LP; Bow River Capital Fund V, LP; Bow River General Partners Investors, LP; Bow River Capital 2011 Fund, LP; Bow River Capital 2011-QP Fund, LP; Bow River Capital 2011-TE Fund, LP; Bow River Capital 2011 Cayman Fund, LP; Bow River General Partners 2011, LP; Bow River Capital Real Estate Fund I, LP; BRCGP Real Estate, LP; Bow River Capital 2017 Fund, LP; Bow River Capital 2017-QP Fund, LP; Bow River Capital 2017 Cayman Fund, LP; Bow River General Partners 2017, LP; Bow River Capital Real Estate Fund II, LP; Bow River Capital Real Estate Fund II-QP, LP; BRCGP Real Estate II, LP; Bow River Capital 2019 Software Growth Equity Fund, LP; Bow River Capital 2019-QP Software Growth Equity Fund, LP; Bow River General Partners 2019 Software Fund, LP; Bow River Capital OZ 1, LLC, ; Bow River Capital OZ 2, LLC; Bow River Capital Evergreen Fund

Investor	A limited partner or shareholder in a pooled investment vehicle advised by Bow River Capital or an affiliate.
IC Act	The Investment Company Act of 1940.
Policy	The Bow River Capital Proxy Voting Policy and Procedures.
President	Rich Wham, Bow River Capital’s President.
Proxy Committee	Currently, Jeremy Held (Managing Director), Michael Trihy (Vice President) and Regina Watson (Chief Compliance Officer).
Security

The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal securities laws should be directed to the CCO.

SEC	The Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.

PROXY VOTING

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. As part of its responsibilities to the Funds, Bow River Capital votes proxies for Securities held in the Funds.

In Proxy Voting by Investment Advisers, Investment Advisers Act Release No. 2106 (January 31, 2003), the SEC noted that, “The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.”

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

•	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and
•	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Maintenance of Books and Records section of the Bow River Capital Compliance Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions.

Bow River Capital has established the following guidelines as an attempt to mitigate risks associated with the proxy voting process..

Policies and Procedures

Most of Bow River Capital’s Clients have investments which typically do not issue proxies. However, the Bow River Capital Evergreen Fund (“Fund”) may from time to time receive a proxy. In such instances, Bow River Capital will vote each proxy in accordance with its fiduciary duty to its Client. Proxies are assets of Bow River Capital’s Clients that must be voted with diligence, care, and loyalty. Bow River Capital will generally seek to vote proxies in a way that maximizes the value of Clients’ assets. However, Bow River Capital does not abide by any specific proxy voting instructions conveyed by an Investor with respect to the Private Funds’ Securities. The Investment Committee will coordinate Bow River Capital’s proxy voting process.

PROXY ADMINISTRATION

The Fund’s Portfolio Manager – Michael Trihy, Managing Director – Jeremy Held and Chief Compliance Officer – Regina Watson currently comprise the Proxy Committee. The Proxy Committee has developed this Policy which contains Bow River Capital’s position on many major proxy voting issues, creates guidelines, and oversees the voting process for the Funds. The Proxy Committee analyzes proxy policies based on whether they would adversely affect shareholders’ interests and make a company less attractive to own. In establishing the Bow River Capital Proxy Policy, the Proxy Committee relies upon the firm’s own fundamental research, independent research provided by outside groups, and information presented by company managements and shareholder groups.

Once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio managers as voting guidelines. Ultimately, the portfolio managers decide how to vote on the proxy proposals of companies in their portfolios. Because portfolio managers may have differences of opinion on portfolio companies and their unique governance issues, Bow River Capital Funds may cast different votes at the same shareholder meeting. When portfolio managers cast votes that are counter to the Proxy Committee’s guidelines, they are required to document their reasons in writing to the Proxy Committee. Annually, the Proxy Committee reviews Bow River Capital’s proxy voting process, policies, and voting records.

FIDUCIARY CONSIDERATIONS

Bow River Capital’s decisions with respect to proxy issues are made in light of the anticipated impact of the issue on the desirability of investing in the portfolio company. Proxies are voted solely in the interests of the Client and Bow River Capital Fund shareholders. Practicalities and costs involved with international investing may make it impossible at times, and at other times disadvantageous, to vote proxies in every instance. For example, Bow River Capital might refrain from voting if a Bow River Capital associate is required to appear in person at a shareholder meeting or if the exercise of voting rights results in the imposition of trading or other ownership restrictions.

MONITORING AND RESOLVING CONFLICTS OF INTEREST

The Proxy Committee is also responsible for monitoring and resolving possible conflicts between the interests of Bow River Capital and those of its Clients with respect to proxy voting. The firm has adopted safeguards to ensure that its voting of proxies is not influenced by interests other than those of the Fund shareholders and Clients. When considering membership for the Proxy Committee, it was determined to be in the best interest of the Fund and Clients not to include individuals whose primary duties relate to client relationship management, marketing, or sales. Since the firm’s voting guidelines are predetermined by the Proxy Committee, application of the voting guidelines should in most instances adequately address any possible conflicts of interest. However, the Proxy Committee reviews all proxy votes inconsistent with this Policy in order to determine whether the portfolio manager’s voting rationale appears reasonable.

The Proxy Committee also assesses whether any business or other relationships between Bow River Capital and a portfolio company could have influenced an inconsistent vote on that company’s proxy. Issues raising possible conflicts of interest are referred to designated members of the Proxy Committee for immediate resolution prior to the time the portfolio manager casts the firm’s vote. With respect to personal conflicts of interest, Bow River Capital’s Code of Ethics requires all Associates to avoid placing themselves in a “compromising position” where their interests may conflict with those of the firm’s Clients and restricts their ability to engage in certain outside business activities. Portfolio managers or Proxy Committee members with a personal conflict of interest regarding a particular proxy vote must recuse themselves and not participate in the voting decisions with respect to that proxy.

GLOBAL INVESTMENTS

Bow River Capital applies a two-tier approach to determining and applying global proxy voting policies. The first tier establishes baseline policy guidelines for the most fundamental issues, which apply without regard to a company's domicile. The second tier takes into account various idiosyncrasies of different countries, making allowances for standard market practices, as long as they do not violate the fundamental goals of good corporate governance. The goal is to enhance shareholder value through effective use of the shareholder franchise, recognizing that applying policies developed for U.S. corporate governance is not appropriate for all markets.

CONFLICTS IN CONNECTION WITH PROXY VOTING

If a portfolio manager or analyst with the authority to vote a proxy or recommend a proxy vote for Security owned by a Bow River Capital Fund has an immediate family member who is an officer or director or has a material business relationship with the issuer of the security, the portfolio manager or analyst should inform the Proxy Committee of the relationship so that the Proxy Committee can assess any conflict of interest that may affect whether the proxy should or should not be voted in accordance with the firm’s proxy voting policies.

PROXY VOTE FILINGS

All Funds, regardless of their fiscal years, must file with the SEC by August 31, their proxy voting records for the most recent 12-month period ended June 30.

BOW RIVER CAPITAL’S GENERAL VOTING GUIDELINES

Following are selected key voting issues and the Bow River Capital proxy voting guidelines for 2020. This document is updated annually.

Proxy Voting Issue	General Bow River Guidelines for Proxy Vote
Auditor Limitation of Liability and Indemnification	Generally, Bow River Capital will vote against auditor indemnification and limitation of liability that limits shareholders' ability to pursue legitimate legal recourse against the audit firm.
Auditor Ratification

Generally, Bow River Capital will vote for approval of auditors. However, Bow River Capital may vote against ratification of auditors and/ or against members of the audit committee if:

o An auditor has a financial interest in or association with the company,

and is therefore not independent;

o    There is reason to believe that the auditor has rendered an opinion that is neither accurate nor indicative of the company's financial position;

o    The auditor has issued an adverse opinion on the company's most recent financial statements;

o      A material weakness under Section 404 of the Sarbanes-Oxley Act rises to a level of serious concern, there are chronic internal control weaknesses, or there is an absence of effective control mechanisms;

o    Pervasive evidence indicates that the company entered into an inappropriate indemnification agreement with its auditor; or

o    Non-audit fees are excessive in relation to audit-related fees without adequate explanation.

Election of Directors

In the U.S., Bow River Capital will generally vote for slates with a majority of independent directors and for slates with less than a majority of independent directors if the company has a shareholder (or group of shareholders) who controls the company by means of economic ownership, not supervoting control.

Outside the U.S., Bow River expects companies to adhere to the minimum independence standard established by regional corporate governance rules.

Bow River will generally vote against directors in the following cases:

o    Inside directors and affiliated outside directors who serve on the board's Audit, Compensation or Nominating committees;

o    Any director who is CEO of a publicly traded company and serves on more than two additional public boards.

Proxy Voting Issue	General Bow River Guidelines for Proxy Vote
Election of Directors, (continued)

Bow River Capital will generally vote against the entire board, certain committee members or all directors in the following cases:

o    Directors failed to take appropriate action following a proposal that was approved by a majority of shareholders;

o     Directors adopted a poison pill without shareholder approval, unless the board has committed to put it to a vote within the next 12 months; or

o     Directors approved egregious corporate governance actions or exhibit persistent failure to represent shareholders' interests, in the opinion of Bow River Capital after consultation with its proxy advisers.

Requirement for Independent Board Chair	Bow River Capital will consider this issue on a case-by case basis, taking into consideration primarily the views of the Chair portfolio manager as to whether the role of board chair should be a separate position. Secondary considerations include the role of the board's lead independent director and the board's overall composition.
Majority Voting	Bow River Capital will generally vote for proposals asking the Board to initiate the process to provide that director nominees be elected by the affirmative majority of votes cast at an annual meeting of shareholders. Resolutions should specify a carve- out for a plurality vote standard when there are more nominees than board seats.
Proxy Contests	Bow River will consider the voting of proxies for this issue on a case-by-case basis, considering the long-term financial performance of the target company relative to its industry, management's track record, the qualifications of the shareholder's nominees, and other factors.
Reimburse Proxy Solicitation Expenses	Bow River Capital will generally vote for this issue.
Adopt/Amend/Rescind Poison Pill

Generally, Bow River Capital will vote against management proposals on this issue.

Bow River Capital will generally vote for shareholder proposals on this issue, unless the shareholders have already approved the pill, or the company commits to giving shareholders the right to approve it within 12 months

Annual vs. Staggered Board Elections	Bow River Capital will generally vote against proposals to elect directors to staggered, multi-year terms. Bow River Capital will generally vote for proposals to repeal staggered boards and elect all directors annually.
Adopt Cumulative Voting	Bow River Capital will generally vote against this issue.
Proxy Voting Issue	General Bow River Guidelines for Proxy Vote
Shareholder Ability to Call Special	Bow River Capital will generally vote for proposals allowing shareholders to call special meetings when either (a) the Meetings company does not already afford shareholders that right, or (b) the threshold to call a special meeting is greater than 25 percent. Bow River Capital will generally vote against proposals to reduce the threshold of shareholders required if the company has in place a standard of no more than 25 percent. Bow River Capital will generally vote against proposals to restrict or prohibit shareholders' ability to call special meetings.
Simple Majority vs. Supermajority Provisions	Bow River Capital generally votes against proposals to require a super- majority shareholder vote and generally votes for proposals to adopt simple majority requirements for all items that require shareholder approval.
Dual-Class Equity	Bow River Capital generally votes against proposals that authorize the issuance of shares that would create disproportionate voting rights. Bow River Capital generally votes for proposals to implement a capital structure with one share, one vote.
Authorization of Additional Common Stock	Bow River Capital would review this proxy issue on a case-by-case basis.
Reverse Stock Split	Bow River Capital will generally vote for proposals where there is a proportionate reduction in the number of authorized shares.
Director Compensation

Bow River Capital will generally vote for proposals to award cash fees to non- executive directors, unless fees are excessive.

Bow River Capital will generally vote for director equity plans that are subject to reasonable stock ownership guidelines, have an appropriate vesting schedule, represent a prudent mix between cash and equity, provide adequate disclosure and do not include inappropriate benefits such as post-retirement payments or executive perks.

Extraordinary Corporate Events	Bow River Capital will review the following proxy issues on a case-by-case basis: o Mergers, o Acquisitions, o Corporate Restructurings, o Corporate Reorganization, and o Debt Restructuring
Proxy Voting Issue	General Bow River Guidelines for Proxy Vote
Preferred Stock

Generally, Bow River Capital will vote for proposals to create a class of preferred stock where the company specifies acceptable voting, dividend, conversion and other rights.

Generally, Bow River Capital will vote against proposals to create a blank check preferred stock with unspecified voting, dividend, conversion and other rights.

The positions of Bow River Capital stated above are general guidance only and the firm can vote in a different manner from its stated position depending on the facts and circumstances available at the time of the vote.

Disclosures to Investors, Prospective Investors and Third Parties

Bow River Capital includes a description of its policies and procedures regarding proxy voting in Part 2 of Form ADV. In addition, Investors can contact the CCO to obtain a copy of these policies and procedures and information about how Bow River Capital voted with respect to its Funds.

Any request for information about proxy voting should be promptly forwarded to the CCO, who will respond to any such requests.

As a matter of policy, Bow River Capital does not disclose how it expects to vote on upcoming proxies. Additionally, Bow River Capital does not disclose the way it voted proxies to unaffiliated third parties without a legitimate need to know such information.

Proxy Voting Policy and Procedures

The Bow River Capital Evergreen Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Bow River Asset Management, LLC (the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

1.	Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“1940 Act”).

2.	Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR, and in any SAI filed with the Securities and Exchange Commission (“SEC”) in connection with a registration statement on Form N-1A a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

3.	Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

4.	Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

a.	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the 1940 Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

b.	Providing a summary of the material changes to a proxy policy during the period covered by the Adviser CCO’s annual compliance report to the Board to the Fund’s Chief Compliance Officer (“CCO”), and a redlined copy of such Proxy Policy as applicable.

c.	The Adviser CCO shall review each applicable Proxy Policy at least annually to ensure compliance with Rule 206(4)-6 under the 1940 Act, and appear reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund which owns the portfolio securities voted, as applicable.

5.	Review Responsibilities

The Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a proxy-voting service, the Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

6.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N- PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

7.	Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser through a third-party proxy voting service.